EXHIBIT 5.1

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

August 21, 2008

Genpact Limited

Canon’s Court

22 Victoria Street

Hamilton HM

Bermuda

Re:	Genpact Limited — Registration Statement for Offering of 4,200,000 Common Shares

Dear Ladies and Gentlemen:

We have acted as counsel to Genpact Limited, a Bermuda limited liability company (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) 900,000 common shares of the Company issuable under the Company’s U.S. Employee Stock Purchase Plan (the “US Purchase Plan”) and (ii)  an additional 3,300,000 common shares of the Company issuable under the Company’s International Employee Stock Purchase Plan (together with the US Purchase Plan, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the establishment and amendment of the Plans.  Based on such review, we are of the opinion that, if, as and when the shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of duly authorized stock purchase rights issued under the Plans and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the shares registered on this S-8 registration statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP